                                                            Exhibit 16.01
Office of the Chief Accountant
Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



April 9, 2001


Dear Sir/Madam,

We have read the relevant information referring to our firm in Item 4 included in the Form 8-K/A dated March 2, 2001, of Banc One Auto Grantor Trust 1997-B filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP



cc: Ms. Tracie Klein
    Vice President
    Bank One, National Association